THE CHERRY CORPORATION



                             EMPLOYEE STOCK PURCHASE PLAN


          1.   PURPOSES OF THE EMPLOYEE PLAN.

                    The purposes of the Employee Stock Purchase Plan ("Employee Plan") are to encourage employees of The Cherry Corporation (the "Company") and its present or future subsidiaries (the "Subsidiary Companies") to become stockholders in the Company, to stimulate increased interest on their part in the affairs of the Company and Subsidiary Companies, and to afford them an opportunity to share in the profits and growth of the Company and its Subsidiary Companies. These purposes are sought to be accomplished under the Employee Plan by enabling employees to purchase directly from the Company authorized but unissued shares of the Company's Common Stock or treasury stock at a discount from the market price at the time that the purchases are made and to allow employees to pay the purchase price through payroll deductions. The Employee Plan has been found desirable by the Board of Directors of the Company and is believed to be advantageous to employees desiring to become holders of the Common Stock of the Company and in the best interests of the Company and the Subsidiary Companies. Participation in the Employee Plan is entirely voluntary.

          2.   ADMINISTRATION OF EMPLOYEE PLAN.

                    The Employee Plan will be administered for the Company by a committee to be known as the Employee Stock Purchase Plan Committee ("Committee"). Such Committee shall consist of three members to be appointed annually by the Board of Directors of the Company. The responsibility for recording and maintaining the Committee's records may be delegated by the Committee to a banking institution of its choice. The responsibility for selling the shares to participants under the Employee Plan in any state or jurisdiction may be delegated by the Committee to broker-dealers of its choice.

                    Each participant in the Employee Plan shall have a separate account, and each participant in the Employee Plan will receive a quarterly statement of his account. In addition, each participant will receive annually a current Prospectus for the Employee Plan and copies of the same communications sent to all holders of Company Common Stock, including the Company's current quarterly report to stockholders, the Annual Report to Stockholders, the Notice of Annual Meeting and Proxy Statement and Internal Revenue Service information for reporting dividends paid.

                    The Company and the Committee, in administering the Employee Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

                    The Company will pay all administrative costs of the Employee Plan and no brokerage fees or other charges will be payable by any participant.

          3.   EMPLOYEES ELIGIBLE TO PARTICIPATE.

                    Any full-time employee of the Company or the Subsidiary Companies shall be eligible ("Eligible Employee") to purchase shares of the Company's Common Stock under the Employee Plan, subject to such eligibility requirements as may be determined from time to time by the Committee.

                    An Eligible Employee may join the Employee Plan at any time.

          4.   PARTICIPATION THROUGH PAYROLL DEDUCTION.

                    An Eligible Employee may participate in the Employee Plan by filing with the Company (or any Subsidiary Company), on a Payroll Deduction Form furnished by the Company (or any Subsidiary Company), an authorization for the Company (or any Subsidiary Company) to make payroll deductions in an amount selected by the employee which is not less than $5.00 per week nor more than $50.00 per week. Employees may increase or decrease, within the above limits, the amount of such deduction by notifying the Company (or any Subsidiary Company) on forms to be furnished by the Company (or any Subsidiary Company); provided that no employee shall be permitted to make changes in the amount of such deduction more than once during any four payroll deduction periods. Payroll deductions, or any changes therein, will begin with the next payroll deduction period after receipt by the Company (or Subsidiary Companies) of the Completed Payroll Deduction Form or notification of a change therein if such receipt occurs at least five business days prior to such payroll deduction period.

                    Payroll deductions will be used by the Company, along with any dividends available for investment (see Section 5), to purchase authorized but unissued shares of the Company's Common Stock.

                    No interest will be paid by the Company on payroll deductions.

                    All communications shall be given to the: Employee Stock Purchase Plan Committee c/o The Cherry Corporation, 3600 Sunset Avenue, Waukegan, Illinois 60085.

          5.   REINVESTMENT OF DIVIDENDS.












                    Until the Company is notified of a participant's death or withdrawal from the Employee Plan or the Employee Plan is terminated by the Company, or a participant ceases to be an Eligible Employee all cash dividends paid on shares of the Company's Common Stock credited to a participant's account under the Employee Plan will be used to purchase additional shares of the Company's Common Stock.

          6.   NUMBER AND PRICE OF SHARES PURCHASED UNDER THE EMPLOYEE
          PLAN.

                    The number of shares which may be purchased for each participant depends upon the amount of the participant's payroll deductions, and dividends available for investment, if any, the price of the shares of Common Stock and the number of shares available for sale pursuant to the Employee Plan as set forth in
          Section 7. Except as limited by the provisions of Section 7, each participant's account will be credited on each Common Stock Purchase Date with that number of shares, including any fraction of a share computed to four decimal places, equal to the total amount in the participant's account available for investment on the Common Stock Purchase Date divided by the purchase price.

                    The price of shares of Company Common Stock purchased pursuant to the Employee Plan will be 95% of the average of the over-the-counter market's closing bid and closing asked price of the Company's Common Stock as reported on the NASDAQ System of the National Association of Securities Dealers, Inc. ("NASDAQ") on the appropriate Common Stock Purchase Date (or the next preceding trading day if the Common Stock Purchase Date is not an over-the-counter market trading day). For purposes hereof, the Common Stock Purchase Date shall be the date set by the Board of Directors or the Committee and if no date is set it shall be the 15th day of each calendar month (or the next preceding trading day if such date is not an NASDAQ trading day).

          7. TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND SALE PURSUANT TO THE EMPLOYEE PLAN.

                    The number of shares of the Company's authorized but unissued Common Stock reserved for issuance and sale pursuant to the Employee Plan will be such number as the Board of Directors may from time to time determine and will initially be 200,000 shares. The Company shall promptly institute the requisite corporate and regulatory proceedings which may be necessary or appropriate to assure continued availability of such shares for issuance and sale pursuant to the Employee Plan. The Company is entitled to substitute treasury stock for authorized and unissued stock, but this shall not increase the ultimate number of shares reserved for the Employee Plan.

                    In the event that payroll deductions and dividends available for investment of all participants exceed, at any Common Stock Purchase Date, the aggregate Purchase Price of shares remaining available for issuance pursuant to the Employee











          Plan, payroll deductions and dividends available for investment of each participant will be applied pro rata to the purchase of shares available under the Employee Plan. The portion of each payroll deduction or dividends available for investment of any participant not so applied will be returned promptly without interest to the participant.

          8. ISSUANCE OF CERTIFICATES FOR COMMON STOCK PURCHASE UNDER THE EMPLOYEE PLAN.

                    Certificates for shares of Common Stock purchased under the Employee Plan will automatically be issued to a participant who has 25 or more shares credited to his account and a participant is entitled to receive certificates for a lesser number of whole shares credited to his account upon written request. A participant's Employee Plan account will be reduced by the number of such shares issued to a participant.

                    Certificates for whole shares, when issued, will be registered in the names in which accounts under the Employee Plan are maintained, or in such other manner as a participant may direct.

          9. PLEDGING OF COMMON STOCK CREDITED TO PARTICIPANT'S EMPLOYEE PLAN ACCOUNT.

                    Shares credited to the account of a participant may not be pledged.

          10.  NON-TRANSFERABILITY OF RIGHTS.

                    The right to purchase shares of the Company's Common Stock pursuant to the Employee Plan shall not be transferable in any manner otherwise than by will or the laws of descent and distribution.

          11.  DEATH OF PARTICIPANT OR WITHDRAWAL FROM EMPLOYEE PLAN.

                    A participant may withdraw from the Employee Plan at any time, but upon withdrawal an eligible employee will not be able to begin participation again for four payroll deduction periods after his withdrawal. A participant's death or withdrawal from the Employee Plan will stop all investments prior to a Common Stock Purchase Date if notification of death or withdrawal is received not later than five business days prior to such Common Stock Purchase Date. Any payroll deduction or dividend reinvestment for which investment has been stopped by timely notification of death or withdrawal from the Employee Plan, will be refunded by the Company to the participant without interest.

                    The Company or the Committee must be notified in writing at the address set forth in Section 4 of participant's death or withdrawal from the Employee Plan. Upon notification of participant's death or withdrawal from the Employee Plan or upon termination of the Employee Plan by the Company or upon a participant's ceasing to be an eligible employee, certificates for whole shares credited to the participant's account under the Employee Plan will be issued and a cash payment will be made for any fraction of a share credited to the employee's account. The cash payment for any fractional share will be based on the average of the over-the-counter market's closing bid and closing asked price of the Company's Common Stock as reported on NASDAQ on the Common Stock Purchase Date immediately prior to the date notification of death or withdrawal is received by the Company, or on the termination date of the Employee Plan or on the date the participant ceases to be an eligible employee (or the next preceding trading day if such date is not an over-the-counter market trading day).

          12.  RIGHTS OFFERING.

                    In the event of a rights offering, warrants representing rights on any whole shares credited to a participant's account under the Employee Plan will be mailed directly to the participant in the same manner as all other shareholders.

                    Rights based on a fraction of a share credited to a participant's Employee Plan account will be sold by the Company and the proceeds will be credited to the participant's account under the Employee Plan and applied as a cash payment to purchase authorized but unissued shares of the Company's Common Stock on the next Common Stock Purchase Date.

          13.  STOCK DIVIDENDS OR STOCK SPLITS.

                    Any stock dividends or shares issued pursuant to a stock split distributed by the Company on shares credited to the account of a participant under the Employee Plan will be added to the participant's account.

          14. VOTING RIGHTS OF SHARES CREDITED TO PARTICIPANT'S ACCOUNTS UNDER THE EMPLOYEE PLAN.

                    For each meeting of shareholders each participant will receive a proxy for voting whole shares credited to the employee's account under the Employee Plan. A participant will not be entitled to vote fractional shares credited to his account.

          15.  SUSPENSION, MODIFICATION, AMENDMENT OR TERMINATION OF
               EMPLOYEE PLAN.

                    The Board of Directors of the Company reserves the right to suspend, modify, amend, or terminate the Employee Plan at any time except that the Board of Directors cannot decrease the purchase price of the shares offered pursuant to the Employee Plan, or make more restrictive the eligibility requirements for employees wishing to participate in the Employee Plan. All participants will receive notice of any suspension, material modification, amendment or termination of the Employee Plan.

          16.  IMPLEMENTATION, INTERPRETATION, OR REGULATION OF EMPLOYEE
               PLAN.

                    The Company is authorized to take such actions to carry out the Employee Plan as may be consistent with the Employee Plan's terms and conditions.

                    The Company reserves the right to interpret and regulate the Employee Plan as it deems desirable or necessary in connection with the Employee Plan's operation.